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                                                                     Exhibit 4.2

                                                                  [CEW Partners]


                         SUBORDINATED PROMISSORY NOTE

$500,000.00                                                    June /s/ 15, 1998
                                                                    ------
No. 2                                                            Cleveland, Ohio

FOR VALUE RECEIVED, the undersigned, Specialty Chemical Resources, Inc., a Delaware corporation ("Maker"), hereby promises to pay to CEW Partners ("Payee") the principal sum of Five Hundred Thousand Dollars ($500,000.00) on December 15, 1998 together with accrued and unpaid interest thereon. All principal and interest under this Note shall be payable in lawful currency of the United States of America, in cash or by check, to Payee at 45 Rockefeller Plaza, Suite 2500, New York, New York 10020. This Note shall bear interest, commencing on the date hereof and payable at maturity at a rate equal to twelve percent (12%) per annum, based on a 360 day year.

All or any part of the outstanding principal and interest due under this Note may be prepaid at any time without penalty or premium.

Maker hereby waives presentment, demand, notice of dishonor, protest and notice of nonpayment and protest.

The payment of principal under and interest on this Note is subordinated to the prior payment in full of all Senior Debt (defined below) and the termination of all financing arrangements between Maker and the holders of Senior Debt, as provided herein.

         (a) Upon maturity of any Senior Debt by lapse of time, acceleration or otherwise, then all principal of, premium, if any, and interest on, and any other amount due pursuant to the terms of the instruments or agreements creating, relating to or evidencing all such matured Senior Debt shall first be paid in full before any payment on account of principal or interest or any other amount due is made upon this Note.

         (b) In the event of any insolvency, bankruptcy, liquidation, reorganization or other similar proceedings, or any receivership proceedings in connection therewith, relative to Maker or its creditors or its property, and in the event of any proceedings for voluntary liquidation, dissolution, or other winding up of Maker, whether or not involving insolvency or bankruptcy proceedings, then all principal, premium, if any, and interest due on and any other amount due pursuant to the terms of the instruments or agreements creating, relating to or evidencing Senior Debt shall first be paid in full before any payment on account of principal or interest or any other amount due is made upon this Note. Except as may otherwise be ordered by a court of competent jurisdiction, any payment or distribution of any kind or character, whether in cash, property, stock, or obligations, which may be payable or deliverable in respect of this Note in any of the proceedings




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         referred to in the first sentence hereof shall be paid or delivered directly to the holders of Senior Debt for application in payment thereof, unless and until all principal and interest on, and any other amount due in respect of Senior Debt shall have been paid in full.

         (c) Maker shall not make any, and the Payee shall not accept or receive, payment of principal or interest on, or any amounts in respect of; or purchase or acquire for value (and Payee shall not offer for sale or otherwise cause Maker to purchase or acquire for value) this
         Note if, either immediately before or after any such payment is received by Payee, an event of default as defined in any indenture, agreement or instrument creating or evidencing Senior Debt shall exist or any event which, with the passage of time or the giving of notice or both, would constitute an event of default as defined in any indenture, agreement or instrument creating or evidencing Senior Debt shall exist. Maker shall give prompt written notice to Payee of any default or of any event which, with the passage of time or the giving of notice or both, would constitute an event of default, under any Senior Debt or under any agreement pursuant to which Senior Debt may have been issued, but failure to give such notice shall not affect the subordination of this Note to the Senior Debt as provided herein, Should any payment or distribution be received by Payee prior to the payment in full of all Senior Debt and termination of all financing arrangements between Maker and the holders of the Senior Debt, and such payment violates any provision of this Note, Payee shall receive and hold the same in trust for the benefit of the holders of the Senior Debt.

         (d) The provisions of this Note are for the purpose of defining the relative rights of the holders of Senior Debt, on the one hand, and Payee on the other hand, and, as between Maker and Payee, nothing herein shall impair the obligation of Maker, which is unconditional and absolute, to pay Payee the principal of and interest on this Note in accordance with the terms of this Note, nor shall anything herein prevent Payee from exercising all remedies otherwise permitted by applicable law upon a default under this Note, subject to the rights under this Note of holders of Senior Debt in respect of cash, property, stock or other securities received upon the exercise of such remedies.

         (e) Subject to the payment in full of all Senior Debt, Payee shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of assets of Maker payable or distributable to the holders of Senior Debt until this Note shall be paid in full and, as between Maker, its creditors, other than the holders of Senior Debt, and Payee, no payments or distributions otherwise payable or deliverable in respect of Payee, but, by virtue of the provisions hereof, paid or delivered to the holders of Senior Debt, shall be deemed to be a payment by Maker on account of Senior Debt, and no payments or distributions paid to Payee, by virtue of the subrogation herein provided for, shall be deemed to be a payment by Maker on account of this Note. The holders of the Senior Debt shall be subrogated to Payee with respect to their claims against Maker and their rights, liens and security interests, if any, in any of the Maker's assets and the proceeds thereof until all Senior Debt shall have been paid and all financing arrangements between Maker and the Holders of the Senior Debt have been terminated.




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         (f) No right of any present or future holder of Senior Debt to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Maker or by any act or failure to act in good faith by any such holder, or by any noncompliance by Maker with the terms, provisions, and covenants of any agreement relating to Senior Debt, regardless of any knowledge thereof any such holder may have or be otherwise charged with. Payee authorizes each holder of Senior Debt to (i) change any terms relating to the Senior Debt or any agreement relating thereto,
         (ii) make new loans or extend further credit to Maker, grant renewals, increases or extensions for time of payment of the Senior Debt, (iii) take or omit to take any action for the enforcement of, or waive any rights with respect to, any Senior Debt, and (iv) enter into such agreements as the holders of the Senior Debt may deem proper affecting any collateral for the Senior Debt, or exchange, sell, release, surrender or otherwise deal with such collateral, in each such case without invalidating or impairing the subordination provided for herein.

         (g) Payee may not exercise any rights or remedies against Maker to enforce or collect upon this Note or any amounts due in connection with this Note, take possession of assets of or foreclose upon any such assets, whether by judicial action or otherwise, unless and until all of the Senior Debt shall have been fully and finally paid and satisfied with interest and all financing arrangements between Maker and the holders of Senior Debt have been terminated; provided, however, that, subject to the right of the holders of Senior Debt to receive prior payment in full under the terms hereof, if Maker defaults under this Note, then Payee may exercise any and all rights and remedies in respect of such Event of Default, but only after expiration of the 179-day period commencing upon actual receipt by the holder of the Senior Debt of notice of such a default.

         (h) "Senior Debt" means all principal of and interest on, and any other payment due pursuant to the terms of instruments or agreements creating, relating to or evidencing Indebtedness (defined below) of Maker (other this Note), whether outstanding on the date hereof or thereafter created, incurred, assumed or guaranteed by Maker for money borrowed from others or in connection with the acquisition by it or any subsidiary of any other business or entity or of any properties or assets, and, in each case, all renewals, extensions, refinancings or refundings thereof, unless the terms of the instrument or agreement creating, relating to or evidencing such Indebtedness expressly provide that such Indebtedness is not superior in right of payment to the payment of principal and interest on this Note. Notwithstanding the foregoing, Senior Debt shall not include (i) any Indebtedness or liability for compensation to employees, or for goods or materials purchased in the ordinary course of business or for services, and (ii) any Indebtedness of Maker to a subsidiary, direct or indirect, of Maker for money borrowed or advanced from such subsidiary.

         (i) "Indebtedness" means (A) any indebtedness, obligation or liability (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent or joint or several) of any person or entity (i) for or in respect of borrowed money, (ii) evidenced by a note, debenture or similar instrument (including a purchase money




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         connection with the acquisition of any property or assets, including securities, (iii) for the payment of money relating to any other transaction (including forward sale or purchase agreements, capitalized lease obligations (but not operating leases) and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such person or entity to finance its operations or capital requirements; or (iv) for the maximum fixed repurchase price of any equity securities of such person or entity which by their terms or otherwise are required to be redeemed prior to the maturity of this Note or at the option of the holder thereof; (B) any liability of others described in the preceding clause (A) which the person or entity has guaranteed or for which it is otherwise legally liable; and (C) any deferral, renewal, refinancing, extension or refunding of, or amendment, modification or supplement to, any liability of the types referred to in clauses (A) and (B) above, but shall not include indebtedness or amounts owed (except to banks or other financing institutions) for compensation to employees, or for goods or materials purchased, or services utilized, in the ordinary course of business of any person or entity. For purposes hereof, the "maximum fixed repurchase price" of any equity securities, which price is based upon, or measured by, the fair market value of such equity securities, means, as of any date, the fair market value thereof as determined in good faith by the Board of Directors of Maker.

         (j) Notwithstanding anything to the contrary contained herein, this Note may be paid and satisfied in full in connection with the refinancing hereof, whether before, at or after the maturity hereof, on terms reasonably satisfactory to a majority in principal amount of the holders of Senior Debt.

This Note is non-transferable prior to its December 15, 1998 maturity date; provided, however, that the holder hereof may transfer this Note prior to such date to an affiliate (as defined in the Securities Exchange Act of 1934) of such holder.

This Note is part of a series of Subordinated Promissory Notes issued by Maker on the date hereof aggregating One Million Five Hundred Thousand Dollars ($1,500,000) in principal amount (the "Series"). No payment of principal on this Note shall be made or accepted unless and until a pro rata payment of principal is made as to all Notes in the Series.

This Note may not be amended or modified unless and until all Notes in the Series are subject to the same amendment or modification. Any such amendment or modification requires the written approval of the holder of this Note and all other Notes in the Series.

This Note shall be governed by and construed in accordance with the laws of State of Ohio.

SPECIALTY CHEMICAL RESOURCES, INC.


By:/s/ DAVID F. SPINK
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Title:/s/ CFO
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